Exhibit 99.1

Kimball Electronics, Inc. Announces Stock Repurchase Plan

JASPER, Ind., Sept. 29, 2016 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced that the Board of Directors (the “Board”) of Kimball Electronics, Inc., at a September 29, 2016 meeting, authorized an extension of the current stock repurchase plan (“Plan”) that was authorized in October 2015, allowing a repurchase of up to an additional $20 million worth of common stock of the Company. The extension brings the total amount of authorized share repurchases under the plan to $40 million. The Plan may be suspended or discontinued at any time.

Purchases may be made under various programs, including in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions, all in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may also be made under a Rule 10b5-1 program, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, and other corporate considerations, as determined by the Company’s management team. The Company expects to finance the additional purchases with existing liquidity.

“Our business continues to generate strong cash flows, funding growth initiatives in our long-term strategy and providing an opportunity to return capital to our shareholders through the increase in our share repurchase program,” said Mike Sergesketter, Vice President and Chief Financial Officer of Kimball Electronics.

About Kimball Electronics, Inc.

Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.